Exhibit 10.1

FAVRILLE, INC.
2001 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Favrille, Inc. (the “Company”) has granted you an option under its 2001 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.             VESTING.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

(a)           Special Acceleration Provisions.  Notwithstanding any other provisions of the Plan to the contrary, in the event of a Change in Control (as such term is defined below), then the vesting and exercisability of fifty percent (50%) of the then unvested shares of Common Stock subject to your option (and last scheduled to vest thereunder) shall be accelerated in full (and any reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate) thereby shortening the remaining vesting period by one half.  Any unvested shares of Common Stock subject to your option after such acceleration shall continue to vest at the same rate (and in the same amounts) as prior to such acceleration.  For example, assume at the time immediately prior to a Change in Control (i) the number of unvested shares of Common Stock subject to your option is thirty-six (36) shares and (ii) such shares are vesting monthly such that one (1) share is vesting each month.  In such event, following both a Change in Control and the related 50% acceleration described herein, the remaining unvested shares of Common Stock subject to your option (i.e., eighteen) shall continue to vest at the same rate (and in the same amounts) as prior to such acceleration (i.e., one share per month) over the remaining vesting period thereby shortening the vesting period provided in this example by eighteen months).  In addition, notwithstanding any other provisions of the Plan to the contrary, in the event of a Change in Control (as such term is defined below) and if, within the period beginning as of the effective date of such Change in Control and ending twenty-four (24) months after the effective date of such Change in Control your Continuous Service terminates due to an involuntary termination thereof by the Company (not including death or Disability) without Cause or due to a Constructive Termination, then the vesting and exercisability of the shares subject to your option that remain unvested as of the date of such termination of your Continuous Service shall be accelerated in full (and any reacquisition or repurchase rights held by the Company with respect to Common Stock acquired pursuant to the early exercise of your option shall lapse, as appropriate).

For purposes of this subsection 1(a) only, Cause means the occurrence of any of the following:  (i) your conviction of any felony or any crime involving fraud or dishonesty which has a material adverse effect on the Company and/or its Affiliates; (ii) your participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its Affiliates; (iii) conduct by you which, based upon a good faith and reasonable factual investigation by the Board, demonstrates your gross unfitness to serve; (iv) your violation of any fiduciary duty or duty of loyalty owed to the Company and/or its Affiliates; (v) your breach of any material term of any material contract between you and the Company and/or its Affiliates which has a material adverse effect on the Company and/or its Affiliates; (vi) your repeated violation of any material Company policy which has a material adverse effect on the Company and/or its Affiliates; and (vii) your violation of state or federal law in connection with the performance of your job which has a material adverse effect on the Company and/or its Affiliates.  Notwithstanding the foregoing, your death or Disability shall not constitute Cause as set forth herein.  The determination that a termination is for Cause shall be by the Board in its sole and exclusive judgment and discretion.

For purposes of this subsection 1(a) only, Change in Control means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or the Company’s parent entity immediately after such transaction; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; provided, however, that nothing in this Section 1(a) shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

For purposes of this subsection 1(a) only, Constructive Termination means your voluntary resignation following (i) a material reduction in the level of responsibility associated with your employment with the Company or any surviving entity (other than a change in job title or officer title), (ii) any reduction in your level of base salary, or (iii) a relocation of your principal place of employment by more than fifty (50) miles (other than reasonable business travel required as part of the job duties associated with your position), provided, and only in the event that, such change, reduction or relocation is effected by the Company without Cause and without your consent.

Notwithstanding anything to the contrary in this subsection 1(a), if your Continuous Service terminates due to an involuntary termination that is for “Cause”, as such term is defined in the Plan, the vesting and exercisability of your option shall not accelerate as would otherwise occur pursuant to this subsection 1(a), and your option shall immediately terminate as provided in subsection 6(d) below.

(b)           Parachute Payments. If any payment or benefit you would receive pursuant to a Change in Control (as defined in subsection 1(a) or in the Plan) from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits.  In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company .

2.             NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.             METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)           In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)           Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4.             WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

5.             SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.             TERM.  You may not exercise your option before the commencement of its term or after its term expires.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)           three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three- (3-)

month period you may not exercise your option solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)           twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)           eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)           immediately upon the termination of your Continuous Service if for Cause (as such term is defined in the Plan);

(e)           the Expiration Date indicated in your Grant Notice; or

(f)            the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code.  (The definition of disability in Section 22(e) of the Code is different from the definition of the Disability under the Plan).  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

7.             EXERCISE.

(a)           You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)           By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, or (2) the disposition of shares of Common Stock acquired upon such exercise.

(c)           If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

8.             TRANSFERABILITY.

(a)           If your option is an Incentive Stock Option, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

(b)           If your option is a Nonstatutory Stock Option, your option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (iii) with the prior written approval of the Company, by gift, in a form accepted by the Company, to a permitted transferee under Rule 701 of the Securities Act.

9.             OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10.          WITHHOLDING OBLIGATIONS.

(a)           At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision as instructed by the Company (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent instructed by the Company), for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)           The Company may, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting).  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)           You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

11.          NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12.          GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control, except as expressly provided herein.